Exhibit 99.1

First Interstate BancSystem, Inc. Welcomes New Board Director

Company Release: August 9, 2011

First Interstate BancSystem, Inc. (Nasdaq: FIBK) is pleased to welcome David L. Jahnke to its Board of Directors, effective August 3, 2011. Jahnke, a recently retired KPMG partner, has nearly 35 years of experience serving global clients, primarily in the financial services industry, along with significant practice management responsibility. He will serve as an independent director and has initially been appointed to the Audit Committee.

First Interstate BancSystem, Inc. is a financial services holding company, headquartered in Billings, Montana, with $7.2 billion in assets as of June 30, 2011. It is the parent company of First Interstate Bank, a community bank operating 71 offices throughout Montana, Wyoming and western South Dakota. As a recognized leader in community banking services with 23 consecutive years of profitability, First Interstate remains a family business whose culture is driven by strong family and corporate values, as well as a commitment to long-term organic growth and exemplary customer service, exceeding customer expectations through its products and services and supporting the communities it serves with leadership and resources.

Contact:

Marcy Mutch

Investor Relations

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59116

+1 406-255-5322

investor.relations@fib.com